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                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-17061

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 19, 1998)

                                 869,565 SHARES

                                       NHP
                       NATIONWIDE HEALTH PROPERTIES, INC.
                                  COMMON STOCK

                           __________________________


         Nationwide Health Properties, Inc., a Maryland corporation (the "Company"), was organized in 1985 to qualify as a real estate investment trust to invest in healthcare related real estate located throughout the United States, including skilled nursing facilities, assisted living facilities, continuing care retirement communities and rehabilitation hospitals.

         The Company's shares of common stock, par value $0.10 per share (the "Common Stock"), are listed on the New York Stock Exchange (the "NYSE") under the symbol "NHP." On February 25, 2002, the last reported sale price of the Common Stock as reported by the NYSE was $19.58 per share. The Company is hereby offering (the "Offering") 869,565 shares of the Company's Common Stock. All of the shares of the Common Stock offered hereby (the "Shares") are being sold by the Company.

                           __________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           __________________________

         Salomon Smith Barney Inc. (the "Underwriter") has agreed to purchase the Shares from the Company at a price of $18.61 per share, resulting in aggregate proceeds to the Company of $16,182,604 before payment of expenses by the Company estimated to be $75,000 subject to the terms and conditions set forth in the Underwriting Agreement. The Underwriter intends to deposit the Shares with the trustee of The Equity Focus Trusts--REIT Portfolio Series, 2002-A (the "Trust") in exchange for units in the trust. The Underwriter may also purchase up to an additional 130,435 shares at the price of $18.61 per share within 30 days of the date of this Prospectus Supplement. See "Underwriting."

                           __________________________

         The Shares are offered by the Underwriter when, as and if delivered to and accepted by the Underwriter and subject to various prior conditions. It is expected that delivery of the Share certificates will be made in New York, New York on or about February 28, 2002.

                              Salomon Smith Barney

                           __________________________

         The date of this Prospectus Supplement is February 25, 2002.

                                      S-1

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                 STATEMENT REGARDING FORWARD LOOKING DISCLOSURE

         CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDES FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS, PLANS, OBJECTIVES, GOALS, STRATEGIES, FUTURE EVENTS OR PERFORMANCE AND UNDERLYING ASSUMPTIONS AND OTHER STATEMENTS WHICH ARE OTHER THAN STATEMENTS OF HISTORICAL FACTS. THESE STATEMENTS MAY BE IDENTIFIED, WITHOUT LIMITATION, BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "ANTICIPATES", "EXPECTS", "BELIEVES", "INTENDS", "SHOULD" OR COMPARABLE TERMS OR THE NEGATIVE THEREOF. ALL FORWARD LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF. SUCH STATEMENTS SPEAK ONLY AS OF THE DATE HEREOF AND WE ASSUME NO OBLIGATION TO UPDATE SUCH FORWARD LOOKING STATEMENTS. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE (WITHOUT LIMITATION) THE FOLLOWING: THE EFFECT OF ECONOMIC AND MARKET CONDITIONS AND CHANGES IN INTEREST RATES; THE GENERAL DISTRESS OF THE HEALTHCARE INDUSTRY; GOVERNMENT REGULATIONS, INCLUDING CHANGES IN THE REIMBURSEMENT LEVELS UNDER THE MEDICARE AND MEDICAID PROGRAMS; CONTINUED DETERIORATION OF THE OPERATING RESULTS OR FINANCIAL CONDITION, INCLUDING BANKRUPTCIES, OF OUR TENANTS; THE ABILITY OF OUR OPERATORS TO REPAY DEFERRED RENT IN FUTURE PERIODS; OUR ABILITY TO ATTRACT NEW OPERATORS FOR CERTAIN FACILITIES; OCCUPANCY LEVELS AT CERTAIN FACILITIES; OUR ABILITY TO SELL CERTAIN FACILITIES FOR THEIR BOOK VALUE; THE AMOUNT AND YIELD OF ANY ADDITIONAL INVESTMENTS; CHANGES IN TAX LAWS AND REGULATIONS AFFECTING REAL ESTATE INVESTMENT TRUSTS; ACCESS TO THE CAPITAL MARKETS AND THE COST OF CAPITAL; CHANGES IN THE RATINGS OF OUR DEBT SECURITIES; AND THE RISK FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN ITEM 1 OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001.

                                      S-2

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                                   THE COMPANY

         Nationwide Health Properties, Inc., a Maryland corporation, is a real estate investment trust ("REIT") that invests primarily in healthcare related facilities and provides financing to health care providers. Whenever we refer herein to "the Company" or to "us" or use the terms "we" or "our," we are referring to Nationwide Health Properties, Inc. and subsidiaries. At December 31, 2001, we had investments in 309 facilities located in 37 states that were operated by 60 healthcare providers. The facilities include 165 skilled nursing facilities, 128 assisted living facilities, 13 continuing care retirement communities, one rehabilitation hospital, one long-term acute care hospital and one medical clinic.

         As of December 31, 2001, we had direct ownership of 135 skilled nursing facilities, 121 assisted living facilities, nine continuing care retirement communities, one rehabilitation hospital, one long-term acute care hospital and one medical clinic. Substantially all of our owned facilities are leased under "triple-net" leases, which are accounted for as operating leases, to 52 healthcare providers. Of our lessees, only Alterra Healthcare Corporation ("Alterra") is expected to account for more than 10% of our revenues in 2002.

         The leases generally have initial terms ranging from 5 to 21 years, and generally have two or more multiple-year renewal options. We earn fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts or as a percentage of the increase in the Consumer Price Index. Additional rents are generally calculated and payable monthly or quarterly. While the calculations and payments are generally made on a quarterly basis, SEC Staff Accounting Bulletin No. 101 Revenue Recognition in Financial Statements ("SAB No. 101"), which we adopted during the fourth quarter of 2000 does not allow for the recognition of this revenue until all possible contingencies have been eliminated. Most of our leases with additional rents contingent upon revenue are structured as quarterly calculations so that all contingencies for revenue recognition have been eliminated at each of our quarterly reporting dates. Also, most of our leases contain provisions that the total rent cannot decrease from one year to the next. Approximately 41% of our facilities are leased under master leases. In addition, most of our leases contain cross collateralization and cross-default provisions tied to other leases with the same lessee, as well as grouped lease renewals and grouped purchase options. Obligations under our leases have corporate guarantees, and leases covering 195 facilities are backed by irrevocable letters of credit or security deposits that cover up to 12 months, most of which cover from three to six months, of monthly minimum rents. Under the terms of the leases, the lessee is generally responsible for all maintenance, repairs, taxes and insurance on the leased properties.

         During 2001, we completed the construction of one assisted living facility in which our total aggregate investment was approximately $10,438,000. Additionally, we funded approximately $6,270,000 in capital improvements at certain facilities in accordance with certain existing lease provisions. These capital improvements generally result in an increase in the minimum rents we earn on these facilities.

         At December 31, 2001, we held 29 mortgage loans secured by 30 skilled nursing facilities, seven assisted living facilities and four continuing care retirement communities. These loans had an aggregate outstanding principal balance of approximately $144,289,000 and a net book value of approximately $140,474,000 at December 31, 2001, net of an aggregate discount and reserve totaling approximately $3,815,000. The mortgage loans have individual outstanding balances ranging from approximately $185,000 to $16,104,000 and have maturities ranging from 2002 to 2024.

                                      S-3

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         We have historically provided lease or mortgage financing for healthcare facilities to qualified operators and acquired additional healthcare related facilities, including skilled nursing facilities, assisted living facilities, rehabilitation hospitals and long-term acute care hospitals. Financing for these investments was provided by borrowings under our bank line of credit, private placements or public offerings of debt or equity and the assumption of secured indebtedness.

         We believe we have operated in such a manner as to qualify for taxation as a "real estate investment trust" under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. If we qualify for taxation as a real estate investment trust, we will generally not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation"(e.g. at the corporate and stockholder levels) that usually results from investment in the stock of a corporation.

         The Company's principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and our telephone number is (949) 718-4400.

                                 USE OF PROCEEDS

         We intend to use the net proceeds from the Offering (after paying the fees and expenses of the offering) of approximately $16,107,604 to make investments in healthcare properties. Pending such use, the proceeds will be used for the repayment of indebtedness outstanding under our $100,000,000 revolving bank line of credit and the balance will be invested in short-term income producing investments. As of February 25, 2002, the aggregate amount of such indebtedness was approximately $10,000,000, having an interest rate of approximately 3.15% and a maturity date of March 31, 2003.


                                      S-4

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CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS BASED ON CURRENT LAW AND DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF COMMON STOCK IN LIGHT OF THEIR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO CERTAIN TYPES OF COMMON STOCK HOLDERS (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER-DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

         The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1985. The Company believes that it is organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and its proposed future method of operation will enable it to continue to so qualify. No assurances, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that the Company will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends on the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies the REIT tests or will continue to do so. See "Failure to Qualify" below.

         The sections of the Code relating to qualification and operation as a REIT, and the federal income tax treatment of a REIT and its securityholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of the Company

         In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its taxable income or capital gain which is distributed to stockholders. The Company will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of (i) the amount by which the Company fails the 75% test, or (ii) the excess of 90% of the gross income of the Company over the amount of such income attributable to sources that qualify under the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property) and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT

                                      S-5

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capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the Company acquires any asset from a "C corporation" (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and the Company recognized gain on the disposition of such asset during a ten-year period beginning on the date the Company acquired the asset, then the asset's "built in" gain will be subject to tax at the highest regular corporate rate. The Company may also be subject to the corporate "alternative minimum tax," on its items of tax preference, as well as tax in certain situations not presently contemplated. The Company uses the calendar year for federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

         To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets, and distributions of income to stockholders.

         Organizational Requirements. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For taxable years of the Company beginning on or after January 1, 1998, the Company will be treated as having satisfied condition (6) if it complies with the regulatory requirements to request information from its shareholders regarding their actual ownership of the Company's stock, and does not know, or exercising reasonable diligence would not have known, that it failed to satisfy such condition. If the Company fails to comply with these regulatory requirements for any such taxable year it will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed. The Articles of Incorporation provide for restrictions regarding transfer of the Company's capital stock, in order (among other purposes) to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Common Stock--Redemption and Business Combination Provisions" in the Prospectus to which this Prospectus Supplement relates.

         Gross Income Tests. In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property and from dividends, other types of interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for each taxable year beginning before January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Company's gross income (including gross income from prohibited transactions).

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for federal income tax purposes. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which it has an

                                      S-6

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interest will be treated as assets, liabilities and items of income of the
Company for purposes of applying the REIT requirements described herein.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or one or more owners of 10% or more of the REIT, directly or constructively, own in the aggregate 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that the Company may directly perform certain services other than services which are not "usually or customarily rendered" in connection with the rental space for occupancy only and are considered "rendered to the occupant" of the property. For taxable years of the Company beginning on or after January 1, 1998, a de minimis amount of up to 1% of the gross income received by the Company from each property is permitted to be from the provision of non-customary services without disqualifying all other amounts received from such property as "rents from real property." However, such de minimis amount itself will not qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. In addition, for taxable years of the Company beginning on or after January 1, 2001, the Company may furnish certain services (including "non-customary" services) through a taxable REIT subsidiary ("TRS"). A TRS includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a TRS. A TRS is subject to federal income tax at regular corporate rates.

         The Company typically does not provide services to any lessees under its leases, and to the extent that it provides services to any such lessee, the Company believes that any and all such services were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only, and therefore, that the provision of such services did not and will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. If the Company contemplates providing services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company derives no income or by an affiliated entity that has elected TRS status. It is anticipated that, for purposes of the gross income tests, the Company's investment in its leases will in major part give rise to qualifying income in the form of rents and gains on the sales of leased property.

         Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Certain Federal Income Tax Considerations--Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the Company's excess gross income reduced by approximated expenses.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (unless the issuer is a TRS) and the Company may not own more than 10% of the vote or value of any one issuer's outstanding securities

                                      S-9

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(unless the issuer is a TRS or unless the Company can avail itself of a safe harbor for "straight debt"). Fourth, not more than 20% of the value of the total assets of the Company may be represented by securities of one or more TRSs. The Company's investment in the its leases will constitute qualified assets for purposes of the 75% asset test.

         Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. For taxable years of the Company beginning on or after January 1, 1998, the Company may designate all or a portion of its undistributed net capital gains as being includable in the income of its stockholders as gain from the sale or exchange of a capital asset, which stockholders would receive an increase in the basis of their stock in the Company in the amount of such income recognized. Such stockholders would also be treated as having paid their proportionate share of the capital gains tax imposed on the Company on such undistributed amounts and would receive a corresponding decrease in the basis of their stock in the Company. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at the Company's taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. Additionally, the Company may incur cash expenditures that are not currently deductible for tax purposes. As such, the Company may have less cash available for distribution than is necessary to meet its annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Company may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends.

         Under certain circumstances relating to any Internal Revenue Service (the "IRS") audit adjustments that increase income, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request certain information from its stockholders designed to disclose the actual ownership of its stock. The Company has complied and intends to continue to comply with such requirements.

Failure to Qualify

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Stockholders

         Taxation of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

         In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

         Backup Withholding. The Company will report to its U.S. stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "Certain Federal Income Tax Considerations--Taxation of Stockholders--Taxation of Foreign Stockholders."

         Treatment of Tax-exempt Stockholders. Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry the Common Stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of the Common Stock in the Articles of Incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing the Common Stock, absent approval by the Board of Directors.

         Taxation of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of a stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder FIRPTA tax liability.

         Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," although there can be no assurance that it will retain its status as such. If the Company is not "domestically controlled," gain recognized by a Non-U.S. Stockholder will continue to be exempt under FIRPTA if such person at no time owned more than five percent of the Common Stock of the Company. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the

United States for more than 182 days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

         If the proceeds of a sale of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (i) the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and (ii) the broker fails to initiate documentary evidence that the shareholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to a exemption.

Tax Aspects of the Company's Investments in Partnerships

         The Company holds direct or indirect interests in various partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "Certain Federal Income Tax Considerations--Requirements for Qualification--Gross Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "Certain Federal Income Tax Considerations--Requirements for Qualification--Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "Certain Federal Income Tax Considerations--Requirements for Qualification--Asset Tests"), the Company will include its proportionate share of assets held by the Partnerships.

Other Tax Considerations

         Possible Legislative or Other Actions Affecting Tax Consequences. Prospective holders of the Common Stock should recognize that the present federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

         State and Local Taxes. The Company and its holders of the Common Stock may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its holders of the Common Stock may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of the Common Stock should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, 869,565 shares of the Common Stock. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares if any of the Shares are purchased.

         The Underwriter intends to deposit the Shares offered hereby with the trustee of the Trust, a newly-formed unit investment trust registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is acting as sponsor and depositor of the Trust. The Underwriter is an affiliate of the Trust.

         The Company has granted an option to the Underwriter to purchase up to 130,435 additional shares at the price of $18.61 per share. The Underwriter may exercise this option for 30 days from the date of this Prospectus Supplement. Such additional shares will be deposited with the trustee of the Trust.

         In the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

         Until the distribution of the Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase the Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

         If the Underwriter creates a short position in the Common Stock in connection with the offering (i.e., if it sells more shares of the Common Stock than are set forth on the cover page of this Prospectus Supplement), the Underwriter may reduce that short position by purchasing the Common Stock in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Venable, Baetjer & Howard, LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the Company by O'Melveny & Myers LLP, Newport Beach, California, and for the Underwriter by Sidley Austin Brown & Wood LLP, Los Angeles, California. O'Melveny & Myers LLP and Sidley Austin Brown & Wood LLP will rely upon Venable, Baetjer & Howard, LLP, Baltimore, Maryland, as to certain matters of Maryland law. Paul C. Pringle, a partner of Sidley Austin Brown & Wood LLP, owns 20,591 shares of the Common Stock.

Prospectus
----------
                       NATIONWIDE HEALTH PROPERTIES, INC.
                                   Securities

         Nationwide Health Properties, Inc. (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"), warrants to purchase Preferred Stock (the "Preferred Stock Warrants"), warrants to purchase Depositary Shares (as defined below) (the "Depositary Shares Warrants"), shares of its Common Stock, par value $0.10 per share (the "Common Stock") and warrants to purchase Common Stock (the "Common Stock Warrants," and with the Debt Securities Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants, being collectively referred to herein as the "Securities Warrants"). The Debt Securities, the Preferred Stock, the Common Stock and the Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of $300,000,000 and will be offered on terms to be determined at the time of offering.

         In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in the accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement will describe whether interests in the Preferred Stock will be represented by depositary shares (the "Depositary Shares") evidenced by depositary receipts. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

         Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

         The Debt Securities, if issued, may rank on parity with all other unsecured and unsubordinated indebtedness of the Company or may be subordinated to certain other indebtedness of the Company. See "Description of Debt Securities."

                                 ______________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
               MISSION NOR HAS THE COMMISSION OR ANY STATE SECURI-
                   TIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS ANY REP-
                           RESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ______________

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

                               _________________

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is August 19, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other the information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, such materials may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                                ________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 are incorporated in and made a part of this Prospectus. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. A statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to Nationwide Health Properties, Inc., 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660, Attention: Mark L. Desmond (telephone number (949) 718-4400).

                                   THE COMPANY

         Nationwide Health Properties, Inc., a Maryland corporation organized in October 1985 (the "Company"), is a real estate investment trust ("REIT") which invests primarily in health care related facilities and provides financing to health care providers. As of June 30, 1998, the Company had investments in 317 facilities located in 32 states. The facilities include 195 skilled nursing facilities, 90 assisted living facilities, 13 continuing care retirement communities, 14 residential care facilities for the elderly, 2 rehabilitation hospitals and 3 medical clinics. The facilities are operated by 60 health care providers including the following publicly traded companies: Alternative Living Services, Inc., American Retirement Corporation, ARV Assisted Living, Inc., Beverly Enterprises, Inc., Harborside Healthcare Corporation, HEALTHSOUTH Corporation, Integrated Health Services, Inc., Lexington Healthcare Group, Inc., Mariner Health Group, Inc., New Care Health Corporation, Paragon Health Network, Res-Care, Inc. and Sun Healthcare Group, Inc. Of the operators of the facilities, only Alternative Living Services, Inc. and Beverly Enterprises, Inc. account for more than 10% of the Company's revenues.

         As of June 30, 1998, the Company had direct ownership of 152 skilled nursing facilities, 84 assisted living facilities, 8 continuing care retirement communities, 14 residential care facilities for the elderly, 2 rehabilitation hospitals and 3 medical clinics. All of the Company's owned facilities are leased under "net" leases (the "Leases"), which are accounted for as operating leases.

         The Leases have initial terms ranging from 10 to 19 years, and generally the Leases have two or more multi-year renewal options. The Company earns fixed monthly minimum rents and may earn periodic additional rents. The additional rent payments are generally computed as a percentage of facility net patient revenues in excess of base amounts or as a percentage of the increase in the consumer price index. Additional rents are generally calculated and payable monthly or quarterly. Most leases contain provisions such that the total rent cannot decrease from one year to the next. Most Leases contain cross collateralization and cross default provisions tied to other Leases with the same Lessee, as well as grouped lease renewals and grouped purchase options. Obligations under the Leases have corporate guarantees, and Leases covering 172 facilities are backed by irrevocable letters of credit or security deposits which cover 1 to 12 months of monthly minimum rents. Under the terms of the Leases, the Lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

         As of June 30, 1998, the Company held 32 mortgage loans secured by 43 skilled nursing facilities, 6 assisted living facilities and 5 continuing care retirement communities. As of June 30, 1998, the mortgage loans had a net book value of approximately $196,472,000 with individual outstanding balances ranging from approximately $601,000 to $21,400,000 and maturities ranging from 1998 to 2031.

         As of June 30, 1998, 49 of the Company's owned facilities and 4 of the facilities securing the Company's mortgage loans were being operated by subsidiaries of Beverly Enterprises, Inc. ("Beverly"). Beverly has guaranteed certain obligations of its subsidiaries and of certain parties unaffiliated with Beverly in connection with 26 properties operated by such parties. Rental and interest income from Beverly accounted for 27%, 23% and 17% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively, and for 15% of the Company's total revenues for the six months ended June 30, 1998.

         As of June 30, 1998, 47 of the Company's owned facilities were leased to subsidiaries of Alternative Living Services, Inc. ("ALS"). ALS has guaranteed certain of the obligations of its subsidiaries. Rental income from ALS accounted for 0.3%, 6%, and 8% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively, and for 12% of the Company's revenues for the six months ended June 30, 1998.

         The Company anticipates providing lease or mortgage financing for health care facilities to qualified operators and acquiring additional health care related facilities, including long-term health care facilities, assisted living facilities, acute care hospitals and medical office buildings. Financing for such future investment may be provided by borrowings under the Company's bank line of credit, private placements or public offerings of debt or equity, and the assumption of indebtedness.

         The Company operates so as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company distributes to its stockholders substantially all of its cash flow from operations and, in any event, at least 95% of its taxable income. If the Company qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (e.g., at the corporate and stockholder levels) that generally results from investment in stock of a corporation.

         The Company's principal executive offices are located at 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660 and its telephone number is (949) 718-4400.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following selected consolidated financial information of the Company, restated for the two-for-one stock split effective March 8, 1996, for each of the five years ended December 31, 1997 is derived from the Company's audited consolidated financial statements, which have been audited by Arthur Andersen LLP, independent accountants. The selected consolidated financial information for the six month periods ended June 30, 1998 and 1997 has been derived from the unaudited interim consolidated financial statements of the Company and includes, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations as of and for such periods. Such financial information has been derived from financial information included in the Company's Annual Reports on Form 10-K and the Company's Quarterly Reports on Form 10-Q. The selected consolidated financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable "Management's Discussion and Analysis" included in the 1997, 1996, 1995, 1994 and 1993 Annual Reports on Form 10-K.

                                                              Six Months Ended
                                                                  June 30,                     Year Ended December 31,
                                                            ------------------------------------------------------------------------
                                                                1998      1997      1997      1996      1995       1994      1993
                                                            ------------------------------------------------------------------------
                                                                             (in thousands, except per share data)

Operating Data:
Revenues:
    Minimum rent ........................................   $  48,536  $ 36,747  $  79,587 $  66,536 $  54,504   $47,805 $  40,758
    Interest and other income ...........................      11,396    10,095     22,454    17,104    14,759    12,413    11,210
    Additional rent and additional interest .............       7,717     6,658     13,664    12,136    11,776     9,767     8,417
                                                            ------------------------------------------------------------------------
                                                               67,649    53,500    115,705    95,776    81,039    69,985    60,385
Expenses:
    Interest and amortization of deferred
      financing costs ...................................      16,836    12,767     28,899    20,797    14,628     9,921     6,186
    Depreciation and non-cash charges ...................      12,803     9,252     19,825    16,723    13,885    12,244    10,115
    General and administrative ..........................       2,295     1,812      3,993     3,312     3,144     3,007     3,088
                                                            ------------------------------------------------------------------------
                                                               31,934    23,831     52,717    40,832    31,657    25,172    19,389
                                                            ------------------------------------------------------------------------
Income from operations ..................................      35,715    29,669     62,988    54,944    49,382    44,813    40,996
Gain on sale of facilities ..............................       2,321        --        829        --       989        --        --
Extraordinary charge (1) ................................          --        --         --        --        --        --    (2,004)
                                                            ------------------------------------------------------------------------
Net income ..............................................      38,036    29,669     63,817    54,944    50,371    44,813    38,992
Preferred stock dividends ...............................      (3,839)       --     (1,962)       --        --        --        --
                                                            ------------------------------------------------------------------------
Net income available to common stockholders .............   $  34,197  $ 29,669  $  61,855 $  54,944 $  50,371   $44,813 $  38,992
                                                            ========================================================================

Dividends paid on common stock ..........................   $  36,945  $ 32,607  $  65,734 $  59,581 $  53,182   $47,751 $  42,883
Per Share Data
Basic/ diluted income from operations available
  to common stockholders ................................   $    0.73  $   0.71  $    1.45 $    1.36 $    1.30      1.23 $    1.17
Basic/diluted net income available to common
stockholders.............................................        0.78      0.71       1.47      1.36      1.33      1.23      1.11
Dividends paid on common stock ..........................        0.84      0.78       1.56      1.48      1.41      1.31      1.21
Balance Sheet Data:
Investments in real estate, net .........................  $1,174,146  $820,596 $1,053,273 $ 722,506 $ 652,231  $501,862 $ 428,473
Total assets ............................................   1,207,052   843,939  1,077,394   744,984   670,111   513,809   440,165
Senior unsecured notes due 2000-2037 ....................     375,000   275,000    355,000   190,000   100,000        --        --
Bank borrowings .........................................      87,700    46,300     19,600    32,300    93,900    80,200     3,800
Convertible debentures ..................................      58,875    64,720     64,512    64,920    65,000    67,920    73,609
Notes and bonds payable .................................      65,234     9,189     58,297     9,229    23,364    20,520    23,047
Stockholders' equity ....................................     584,250   426,064    553,046   428,588   371,822   336,106   332,927
Other Data:
Net cash provided by operating activities ...............   $  52,666 $  39,562  $  86,010 $  74,129 $  66,972   $56,756 $  49,725
Net cash used in investing activities ...................    (121,237) (106,282)  (267,302)  (85,034) (151,476)  (83,185)  (56,261)
Net cash provided by financing activities ...............      72,293    65,697    179,775    14,667    88,699    26,544     1,882
Funds from operations available to common
stockholders(3)..........................................      44,679    38,921     80,851    71,667    63,267    57,057    51,111

Weighted Average Shares Outstanding .....................      43,760    41,802     42,164    40,373    37,808    36,356    35,188

_______________

(1) The Company incurred an extraordinary charge representing the write-off of unamortized deferred financing costs and fees in connection with the prepayment of a substantial portion of the Company's secured debt.

(2) For per share purposes, income from continuing operations is defined as income before the effect of any gains or losses on sales of properties.

(3) Industry analysts generally consider funds from operations to be an alternative measure of the performance of an equity REIT. The Company therefore discloses funds from operations, although it is a measurement that is not defined by generally accepted accounting principles. The Company uses the NAREIT measure of funds from operations, which is generally defined as income before extraordinary items plus certain non-cash items, primarily real estate depreciation, less gains on sales of facilities. The NAREIT measure may not be comparable to similarly titled measures used by other REITs. Consequently, the Company's funds from operations may not provide a meaningful measure of the Company's performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by generally accepted accounting principles (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      Six Months
                       Year Ended December 31,          Ended
                       -----------------------         June 30,
                  1993    1994    1995    1996  1997    1998
                  ----    -----   ----    ----  ----    ----
Ratio........     7.63    5.52    4.44    3.64  3.03    2.88


                          RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                      Six Months
                           Year Ended December 31,      Ended
                           ------------------------    June 30,
                  1993    1994    1995    1996  1997    1998
                  ----    -----   ----    ----  ----    ----
Ratio........     7.63    5.52    4.44    3.64  2.85    2.61


                                 USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general corporate purposes, including the repayment of bank lines of credit and investments in health care related properties. The Company uses its existing revolving bank credit facility primarily to provide financing for the acquisitions of health care related facilities. To the extent that the Company has amounts outstanding under the credit facility at the time it issues Securities, it is currently required to use the proceeds of such issuance to repay amounts outstanding under the credit facility.

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in series under an Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Trustee (the "Trustee"). As used under this caption, unless the context otherwise requires, Offered Debt Securities shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in the Prospectus Supplement.

General

     The Indenture provides for the issuance of Debt Securities in series, and does not limit the principal amount of Debt Securities which may be issued thereunder.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the specific title of the Offered Debt Securities; (2) the aggregate principal amount of the Offered Debt Securities;
(3) the percentage of their principal amount at which the Offered Debt Securities will be issued; (4) the date on which the Offered Debt Securities will mature; (5) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Offered Debt Securities will bear interest;
(6) the times at which any such interest will be payable; (7) any provisions relating to optional or mandatory redemption of the Offered Debt Securities at the option of the Company or pursuant to sinking fund or analogous provisions; (8) the denominations in which the Offered Debt Securities are authorized to be issued;
(9) any provisions relating to the conversion or exchange of the Offered Debt Securities into Common Stock, Preferred Stock or into Debt Securities of another series; (10) whether the Offered Debt Securities are to be issued in fully registered form without coupons or in bearer form with interest coupons or both;
(11) the place or places at which the Company will make payments of principal (and premium, if any) and interest, if any, and the method of payment; (12) whether the Offered Debt Securities will be issued in whole or in part in global form; (13) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the Indenture; (13) whether the Offered Debt Securities will be subordinated to other indebtedness of the Company; and (14) any other specific terms of the Offered Debt Securities.

     One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

Status of Debt Securities

     The Debt Securities will be unsecured obligations of the Company and may be ranking on a parity with all other unsecured and unsubordinated indebtedness or may be subordinated to certain other indebtedness of the Company.

Conversion Rights

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock, Preferred Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a Holder may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the Company's shares of Common Stock.

Absence of Restrictive Covenants

     Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the Prospectus Supplement, there are no provisions of the Indenture which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

Optional Redemption

     The Debt Securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Company's status as a REIT, at the option of the Company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities against any decline in credit quality, whether resulting from any such transaction or from any other cause.

Dividends, Distributions and Acquisitions of Capital Stock

     The Indenture provides that the Company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the Company determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the Debt Securities) or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

Events of Default

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as being: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; (f) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by the Company (including the Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at maturity an aggregate principal amount exceeding $10,000,000, unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities declaring a default or the Company is contesting the validity of such default in good faith by appropriate proceedings; and (g) any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default with respect to the outstanding Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders to, among other things, (a) evidence the succession of another corporation to the Company, (b) add to the covenants of the Company or surrender any right or power conferred upon the Company, (c) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series in any material respect, or (d) evidence and provide for a successor Trustee.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of, or premium or interest if any, on any Debt Security, (c) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (d) change the currency of payment of the principal of, or premium or interest, if any, on any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) modify the conversion provisions, if any, of any Debt Security in a manner adverse to the Holder of that Debt Security, or (g) reduce the percentage in principal amount of the outstanding Debt Security of any series, the consent of whose Holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

     The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of the series affected.

Consolidation, Merger and Sale of Assets

     The Indenture provides that the Company, without the consent of the Holders of any of the Debt Securities, may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of the United States or any state, provided that the successor corporation assumes the Company's obligations under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

     The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific material terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Governing Law

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), and the articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock.

General

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). See "Description of Common Stock."

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of preferred stock of the Company, in one or more series, with such voting, dividend, conversion or liquidation rights, designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts (the "Depositary Receipts"), each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) of a share of the particular series of the Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of the Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights;
(vii) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares;" and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

Certain Provisions of the Articles of Incorporation

     See "Description of Common Stock--Redemption and Business Combination Provisions" for a description of certain provisions of the Articles of Incorporation, including provisions relating to redemption rights and provisions which may have certain anti-takeover effects.

Dividend Rights

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary (as hereinafter defined) referred to under "Description of Depositary Shares") on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not, other than as the Company determines is necessary to maintain its status as a REIT, declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock ranking junior to such series of Preferred Stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

Redemption

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion Rights

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

Voting Rights

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any shares of the Preferred Stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Stock of such series as to dividends, voting or upon distribution of assets and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges qualifications, limitations and other characteristics of such series of the Preferred Stock. In case any series of the Preferred Stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock then outstanding, the holders of shares of the Preferred Stock of such series, together with any series of the Other Preferred Stock which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Stock and the Other Preferred Stock similarly affected, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     With respect to any matter as to which the Preferred Stock of any series is entitled to vote, holders of the Preferred Stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Stock") will be entitled to cast the number of votes set forth in the Prospectus Supplement with respect to that series of Preferred Stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of Preferred Stock, including the creation of a class of capital stock ranking prior to such series of Preferred Stock as to dividends, voting or distributions of assets.

     As more fully described below under "Description of Depositary Shares," if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

Transfer Agent and Registrar

     Unless otherwise indicated in a Prospectus Supplement relating thereto, The Bank of New York will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in the Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts do not purport to be complete and are subject to and qualified in their entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. The forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part.

General

     The Company may, at its option, elect to offer fractional shares of Preferred Stock rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) of a share of a particular series of the Preferred Stock as described below.

     The shares of any series of the Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") among the Company, a bank or trust company selected by the Company (the "Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will in general be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares relating to any series of the Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing such Depositary Shares in accordance with the terms of the offering made by the related Prospectus Supplement.

     Upon surrender of Depositary Receipts at the office of the Depositary equal to one or more whole Depositary Shares and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder certificates representing the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts relating to such Preferred Stock in proportion, insofar as practicable, to the respective numbers of Depositary Shares evidenced by such Depositary Receipts held by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary (without liability for the interest thereon), for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Depositary Receipts held by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such securities or property.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Receipts.

     The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes and governmental charges.

Redemption of Depositary Shares

     If a series of the Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock plus all money and other property, if any, payable with respect to such Depositary Share, including all amounts payable by the Company in respect of any accumulated but unpaid dividends; provided, however, the Depositary may deduct such fees and charges as are expressly provided in the Deposit Agreement for the account of the holders of Depositary Receipts. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata (subject to rounding to avoid fractions of Depositary Shares) as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive without interest the moneys payable upon such redemption and any money or other property to which such holders were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting the Preferred Stock

     Upon receipt of notice of any meeting or action to be taken by written consent at or as to which the holders of the Preferred Stock are entitled to vote or consent, the Depositary will mail the information contained in such notice of meeting or action to the record holders of the Depositary Receipts evidencing the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights or the giving or refusal of consent, as the case may be, pertaining to the number of shares of the Preferred Stock represented by the Depositary Shares evidenced by such holder's Depositary Receipts. The Depositary will endeavor, insofar as practicable, to vote, or give or withhold consent with respect to, the maximum number of whole shares of the Preferred Stock represented by all Depositary Shares as to which any particular voting or consent instructions are received, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting, or giving consents with respect to, shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing Depositary Shares representing such Preferred Stock.

Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.

     However, any amendment which imposes or increases any fees, taxes or charges upon holders of Depositary Shares or Depositary Receipts relating to any series of Preferred Stock or which materially and adversely alters the existing rights of such holders will not be effective unless such amendment has been approved by the record holders of Depositary Receipts evidencing at least a majority of such Depositary Shares then outstanding. Notwithstanding the foregoing, no such amendment may impair the right of any holder of Depositary Shares or Depositary Receipts to receive any moneys or other property to which such holder may be entitled under the terms of such Depositary Receipts or the Deposit Agreement at the times and in the manner and amount provided for therein. A Deposit Agreement may be terminated by the Company or the Depositary only after (i) all outstanding Depositary Shares relating thereto have been redeemed and any accumulated and unpaid dividends on the Preferred Stock represented by the Depositary Shares, together with all other moneys and property, if any, to which holders of the related Depositary Receipts are entitled under the terms of such Depositary Receipts or the related Deposit Agreement, have been paid or distributed as provided in the Deposit Agreement or provision therefor has been duly made, (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Receipts, or (iii) in the event the Depositary Shares relate to a series of Preferred Stock which is convertible into shares of Common Stock, all outstanding Depositary Shares have been converted into shares of Common Stock; provided, however, that resignation and removal of the Depositary, and appointment of a successor Depositary shall not constitute a termination of a Deposit Agreement.

Miscellaneous

     The Depositary will forward to record holders of Depositary Receipts, at their respective addresses appearing in the Depositary's books, all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock or Depositary Receipts.

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts which may be deducted from payments otherwise due to such holders with respect to their Depositary Receipts.

     The Deposit Agreement will contain provisions relating to adjustments in the fraction of a share of Preferred Stock represented by a Depositary Share in the event of a change in par or stated value, split-up, combination or other reclassification of the Preferred Stock or upon any recapitalization, merger or sale of substantially all of the assets of the Company.

     Neither the Depositary nor any of its agents nor any registrar nor the Company will be (i) liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement, (ii) subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for the relevant party's gross negligence or willful misconduct or (iii) obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or the Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by holders of Depositary Receipts or other persons in good faith believed to be competent and on documents reasonably believed to be genuine.

Resignation or Removal of Depositary

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

                           DESCRIPTION OF COMMON STOCK

Common Stock

     All shares of Common Stock participate equally in dividends payable to stockholders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to stockholders of Common Stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of the Common Stock do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE Symbol: NHP).

Redemption and Business Combination Provisions

     If the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of the Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of the Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of the Company. Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     The Articles of Incorporation require that, except in certain circumstances, Business Combinations (as defined) between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company.

     A Business Combination is defined in the Articles of Incorporation as (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of the Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any

Substantial Part of the assets of a Related Person to the Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of the Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of the Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

     Pursuant to the Articles of Incorporation, the Company's Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this Prospectus, there are six directors, divided into three classes consisting of one, two and three directors, respectively.

     The foregoing provisions of the Articles of Incorporation and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of the Company.

     The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Description of Preferred Stock." The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Articles of Incorporation may help assure fair treatment of stockholders and preserve the assets of the Company.

     The foregoing summary of certain provisions of the Articles of Incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

Transfer Agent and Registrar

     The Bank of New York is the transfer agent and registrar of the Common
Stock.

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

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Company in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Debt Securities, Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Stock or Depositary Share; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities, Preferred Stock or Depositary Shares will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States Federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Stock, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Stock or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Debt Securities, Preferred Stock or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Stock or Depositary Share; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities, Preferred Stock, Depositary Shares or Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) any special United States Federal income tax consequences; and (vii) any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of such Preferred Stock, Depositary Shares or Common Stock, including the right to receive payments of dividends, if any, on such Preferred Stock or Common Stock, or to exercise any applicable right to vote.

Certain Risk Considerations

     Any Securities Warrants issued by the Company will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

     Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase if the price, or, if applicable, dividend rate on the underlying securities, increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out-of-the-money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

     In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants, (ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

     Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Company may, but is not obligated to, file an application to list any Securities Warrants issued on a

United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Company and as such will be subject to any changes in the perceived creditworthiness of the Company.

Exercise of Securities Warrants

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock, Depositary Shares or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Securities Warrant Agreement

     The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Common Stock Warrant Adjustments

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in capital stock and stock splits, combinations or reclassifications of the Common Stock, (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and
(iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

     No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value or from par value to no par value), then any holder of a Common Stock Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Stock Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Stock Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Stock Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Stock Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directory or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell Securities in exchange for one or more of its outstanding issues of the Securities or other securities. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by Contracts.

     The net proceeds to the Company from the sale of the Securities will be the purchase price of the Securities less any such discounts or commissions and the other attributable expenses of issuance and distribution.

                                  LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by O'Melveny & Myers LLP. In addition, O'Melveny & Myers LLP has passed upon certain federal income tax matters relating to the Company.

                                     EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997, 1996, 1995, 1994, and 1993 and the consolidated statements of operations, stockholders' equity and cash flows for each of the five years in the period ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter, dealer or agent. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               __________________


                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                           Page
                                                                           ----

The Company .............................................................. S- 3
Use of Proceeds .......................................................... S- 4
Certain Federal Income Tax Consideration ................................. S- 5
Underwriting ............................................................. S-12
Legal matters ............................................................ S-13


                                   Prospectus

Available Information ....................................................    3
Incorporation of Certain Documents by Reference ..........................    3
The Company ..............................................................    4
Selected Consolidated Financial Information ..............................    5
Ratio of Earnings to Fixed Charges .......................................    8
Use of Proceeds ..........................................................    8
Description of Debt Securities ...........................................    8
Description of Preferred Stock ...........................................   14
Description of Depositary Shares .........................................   18
Description of Common Stock ..............................................   22
Description of Securities Warrants .......................................   24
Plan of Distribution .....................................................   27
Legal Matters ............................................................   28
Experts ..................................................................   28


===============================================================================




                                 869,565 Shares



                                       NHP
                       NATIONWIDE HEALTH PROPERTIES, INC.



                                  Common Stock



                           ---------------------------
                              PROSPECTUS SUPPLEMENT
                           ---------------------------







                                February 25, 2002